EXHIBIT 5.1

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

July 22, 2003

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), under the Securities Act of 1933, as amended, of 25,000,000 shares of its common stock, par value of $1-2/3 per share (the “Shares”), that may be issued by Wells Fargo under the Wells Fargo & Company 401(k) Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1.	Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

2.	The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Kaukol

Robert J. Kaukol

Senior Counsel